Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Strategic Storage Trust II, Inc. of our report dated March 29, 2016 with respect to the consolidated financial statements of Strategic Storage Trust II, Inc. and Subsidiaries as of December 31, 2015 and 2014, and for the years ended December 31, 2015 and 2014 and for the period from January 8, 2013 (inception) through December 31, 2013 included in the 2015 Annual Report on Form 10-K of Strategic Storage Trust II, Inc. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP
Los Angeles, California
November 30, 2016

Exhibit 23.2 - 1